EXHIBIT 4.11

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

Confidential Information (indicated by [...]) has been omitted and filed separately with the
Securities and Exchange Commission.

GLOBAL PATENT LICENSE AGREEMENT

This Global Patent License Agreement (the “Agreement”) is entered into on July 1st, 2004 (the “Effective Date”) by and between TELEFONAKTIEBOLAGET L M ERICSSON, a public Swedish corporation (hereinafter “Ericsson”), and WAVECOM S.A., a French corporation (hereinafter “Wavecom”).

WHEREAS, Ericsson owns patents that are essential or necessary to make, use and sell products that comply with the standards based on GSM, GPRS and EDGE;

WHEREAS, Wavecom produces products that are compliant with such standards;

WHEREAS, Ericsson is offering licenses upon fair, reasonable and non-discriminatory terms and conditions;

WHEREAS, Wavecom desires to acquire a non-exclusive license to such patents from Ericsson covering its sale and production of products under fair, reasonable and non-discriminatory terms and conditions;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, receipt of which is hereby acknowledged, Ericsson and Wavecom hereby agree as follows:

1.	DEFINITIONS

For the purpose of this Agreement, capitalized terms used in this Agreement, whether in singular or in plural and not otherwise defined herein, shall have the following meanings.

1.1	“Affiliate” of a party shall mean a company or other legal entity which controls, is controlled by, or is under common control with such party, but any such company or other legal entity shall be deemed to be an Affiliate only as long as such control exists, and for the purposes of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the voting power, capital or other securities of controlled or commonly controlled entity. For the avoidance of all doubts, for as long as Ericsson controls at least fifty percent of the voting power, capital or other securities of its joint venture Sony Ericsson Mobile Communications AB, such company and its Affiliates (hereinafter “Sony Ericsson”) shall be (jointly) regarded as an Affiliate of Ericsson for the purpose of this Agreement.

1.2	“Appendix 1” shall mean the APPENDIX 1 as integrated as part of this Agreement further specifying the royalty reporting.

Ericsson – Wavecom Global Patent License Agreement
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1.3	“Appendix 2” shall mean the APPENDIX 2 as integrated as part of this Agreement, further specifying an exemplary list of Ericsson’s Licensed Patents.

1.4	“ASICs” shall mean application specific integrated circuit chips and integrated circuit chipsets (including the specifications thereof, hardware, firmware and/or associated software that runs within the ASIC) that are designed to perform a particular function or functions.

1.5	“CDMA Applications” shall mean any mobile air interface standard that is WCDMA FDD mode, WCDMA TDD mode, TD-SCDMA and/or CDMA2000. For the purpose of this definition, standard shall mean the agreed protocols by ETSI, TIA, ARIB, T1P1, CWTS and/or other relevant telecommunications standards setting body that are applicable to CDMA2000, WCDMA FDD mode, WCDMA TDD mode, TD-SCDMA, irrespective of the transmission medium or frequency band, as agreed upon by such standardization body.

1.6	“End User Terminal” shall mean a complete ready-to-use hand portable device, such as a PDA, smart phone or cellular phone, which can be directly used by an end user for wireless communications, i.e. to receive and transmit information over the air by means of using any or more of the Standards, and without the device having to be physically connected to another device.

1.7	“Ericsson Products” shall mean ASICs and ASIC specifications, Modules, Modems, End User Terminals, Infrastructure Equipment, all being compliant with any or more of the Standards.

1.8	“Have Made” shall mean the right to have a third party make and test a product (including customized components and sub-systems of a product) for the use and benefit of the party exercising the have made right, provided that:

A).	the party exercising the have made right owns and supplies the designs and/or working drawings to such third party;
B).	such designs and/or working drawings are in sufficient detail that no substantial additional design by such third party is required; and
C).	such third party is not allowed to sell such product to other third parties.

1.9	“Infrastructure Equipment” shall mean all network equipment, including but not limited to, equipment in the mobile switching center and cell sites designed or adapted to effect, enable, manage or facilitate the transfer of any form of information, intelligence, voice or data between fixed and mobile locations by means of electromagnetic waves in free space.

1.10	“Licensed Patents” shall mean those Patents (in any country of the world) over time as to which it is not possible, on technical grounds taking into account normal technical practice and the state of the art generally available at the time of adoption or publication of the relevant Standards whether being mandatory or optional to the Standard and whether being declared to ETSI and other relevant standardization bodies or not, to make, sell, lease or otherwise dispose of, repair, use or operate products, equipment or methods which comply with the relevant Standards, without infringing such Patent rights. An exemplary list of Ericsson’s Licensed Patents is, for convenience, included in the Appendix 2 of this Agreement.

1.11	“License Period” shall mean the period commencing on the Effective Date and having a duration through the expiration of the last one of the Licensed Patents.

Ericsson – Wavecom Global Patent License Agreement
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1.12	“Modem” shall mean either (i) a device such as, but not limited to, a PCMCIA card that when inserted in another device, gives said other device wireless communications capabilities over the air using a Standard or (ii) a standalone wireless communications device having an interface to an external data and/or voice source that gives such external source wireless communications capabilities over the air using a Standard. The Modem may not be the immediate interface to an individual consumer to transmit or receive wireless data and/or voice transmissions (which shall fall under the definition of End User Terminal). For the avoidance of doubt, Wavecom current (i.e. at the Effective Date of this Agreement) Integra and Fastrack product ranges shall be regarded as Modems.

1.13	“Module” shall mean a device, completely or partly assembled (i.e. including kits of Modules sold disassembled), that when integrated into another device gives said other device wireless communications capabilities by means of using a Standard. The Module shall comprise substantially all baseband and radio frequency software and hardware for the applicable Standards, but may not be the immediate interface to an end user to transmit or receive wireless data and/or voice transmissions (which shall fall under the definition of End User Terminal). The term “Module” does not include standalone components or parts of a Module (other than as Sold incorporated into the Module or sold as part of a kit of Module).

1.14	“Net Selling Price” shall mean the greater of: (a) the selling price which a seller would realize from an un-affiliated buyer in an arm’s length sale of an identical product in the same quantity and at the same time and place as such sale, or (b) the selling price actually obtained for such product in the form in which it is Sold, whether or not assembled and without excluding therefrom any components or subassemblies thereof. In determining the “selling price”, only the following shall be excluded to the extent actually included in the price obtained for such products: (i) […]

1.15	“Non-Cellular Devices” shall mean devices (such as, without limitation, vending machines, wireless local loop systems or vehicles) that, when incorporating a Module or used with a Modem, are capable of wireless communication via a mobile air interface Standard. Wireless communications can be made amongst them, or between remote machines and a host server or a central station to provide for example real-time monitoring, data reporting or remote control without human intervention. For the avoidance of any doubt, the term Non-Cellular Devices excludes End User Terminals and Infrastructure Equipment (such terms shall for the purpose of this definition be with the exclusion of wireless local loop systems).

1.16	“Party/Parties” shall mean Ericsson and Wavecom, as applicable.

1.17	“Patents” shall mean all patent claims (including claims of patent applications) and like statutory rights (other than design patents), which are owned or controlled by a Party and its Affiliates, except that Sony Ericsson shall not be an Affiliate of Ericsson for the purpose of this definition. Patents shall include any patents and patents applications issued, applied for, granted or which may claim a priority date on, before or after the Effective Date of the Agreement.

1.18	“Sell” or “Sold” or any similar term shall mean the delivery of Wavecom Products to any third party regardless of the basis for compensation, if any, including lease, rent or similar transaction and the putting into use of the Wavecom Product by Wavecom or its Affiliates for any purpose other than routine testing and routine demonstration thereof. Unless the Wavecom product is being put into use by Wavecom (when the use is being considered as Sale), than the Sale is being deemed to have occurred upon shipment or invoicing, whichever shall first occur.

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1.19	“Standard(s)” shall mean the agreed protocols by ETSI, TIA, ARIB, T1P1, CWTS and/or other relevant telecommunications standards setting body that are applicable to GSM, GPRS and EDGE, irrespective of the transmission medium or frequency band, as agreed upon by such standardization body at the time of the Effective Date as well as any updates, modifications and extensions in respect of such protocols (unless fundamentally altering the character thereof).

1.20	“Wavecom Products” shall mean Modules and Modems all being; (i) compliant with any or more of the Standards, and (ii) such product is not compliant with any CDMA Application, and (iii) designed to fit into or operate with End User Terminals or Non-Cellular Devices.

2.	LICENSE GRANT BY ERICSSON

2.1	License Grant. Ericsson hereby, as of January 1st 2004, grants to Wavecom a world-wide, non-transferable and non-exclusive license under Ericsson’s Licensed Patentsto make, Have Made, use, import, Sell, offer for sale, lease or otherwise dispose of and repair Wavecom Products.

The license granted hereunder further includes the right to make (solely by Wavecom), import and use (and subcontract the right to use for the benefit of Wavecom) – but not to Sell, lease or otherwise dispose of to third parties – machines, tools, materials, equipments, methods, processes or other instrumentalities for the development, installation, test, repair and manufacture of Wavecom Products.

2.2	Right to Sublicense. Wavecom shall have the right to grant sublicenses of the rights set forth in Article 2.1 above only to Affiliates of Wavecom. Any sublicensed Affiliate shall agree to be bound in all respects to all of the obligations contained in this Agreement, including, but not limited to, the payment and reporting obligations as set forth in Article 7, for which Wavecom is ultimately responsible. Notwithstanding this, Wavecom shall be the party directly effecting the payment of the royalties as set forth in Article 7.1 A (ii) on behalf of its sublicensed Affiliates. Any sublicense granted hereunder shall terminate if an Affiliate ceases to be an Affiliate of Wavecom.

2.3	No Implied License. All rights not expressly granted by Ericsson are hereby expressly reserved. Nothing in this Agreement shall be construed as a right to use or sell Wavecom Products in a manner which conveys or purports to convey whether explicitly, by principles of implied license, or otherwise, any rights to any third party user or purchaser of the Wavecom Products, under any patent of Ericsson or of its Affiliates covering or relating to any combination of the Wavecom Products with any other product (not licensed hereunder) where the right applies specifically and exclusively to the combination and not to the Wavecom Product itself.

For the avoidance of all doubts, the license under this Agreement includes a right to distribute the Wavecom Products on a worldwide basis and any customer of Wavecom may under the doctrine of patent exhaustion use, integrate such Wavecom Products and further distribute such Wavecom Product whether or not integrated into its own products.

2.4	Non-Assertion. Ericsson hereby covenants not to assert nor have asserted (including ensures that its Affiliates do not assert or have not asserted) any of Ericsson Licensed Patents against Wavecom and its Affiliates regarding its/their licensing of an internal design to make End User Terminals, Modems and Non-Cellular Devices (technology licensing).

Ericsson – Wavecom Global Patent License Agreement
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3.	GRANT-BACK

3.1	License Grant. For the purpose of reciprocity, Wavecom hereby, as of January 1st 2004, grants to Ericsson a world-wide, non-transferable and non-exclusive license under Wavecom’s Licensed Patentsto make, Have Made, use, import, sell, offer for sale, lease or otherwise dispose of and repair Ericsson Products.

The license granted hereunder further includes the right to make (solely by Ericsson) import and use (and subcontract the right to use for the benefit of Ericsson) – but not to Sell, lease or otherwise dispose of to third parties – machines, tools, materials, equipments, methods, processes or other instrumentalities for the development, installation, test, repair and manufacture of Ericsson Products.

3.2	Right to Sublicense. Ericsson shall have the right to grant sublicenses of the rights set forth in Article 3.1 above only to Affiliates of Ericsson. Any sublicensed Affiliate shall agree to be bound in all respects to all of the obligations contained in this Agreement. Any sublicense granted hereunder shall terminate if an Affiliate ceases to be an Affiliate of Ericsson.

3.3	Right to Terminate Sublicense. […]

3.4	No Implied License. All rights not expressly granted by Wavecom are hereby expressly reserved. Nothing in this Agreement shall be construed as a right to use or sell Ericsson Products in a manner which conveys or purports to convey whether explicitly, by principles of implied license, or otherwise, any rights to any third party user or purchaser of the Ericsson Products, under any patent of Wavecom or of its Affiliates covering or relating to any combination of the Ericsson Products with any other product (not licensed hereunder) where the right applies specifically and exclusively to the combination and not to the Ericsson Product itself.

For the avoidance of all doubts, the license under this Agreement includes a right to distribute the Ericsson Products on a worldwide basis and any customer of Ericsson may under the doctrine of patent exhaustion use, integrate such Ericsson Products and further distribute such Ericsson Product whether or not integrated into its own products.

3.5	Non-Assertion. Wavecom hereby covenants not to assert nor have asserted (including ensures that its Affiliates do not assert or have not asserted) any of Wavecom’s Licensed Patents against Ericsson and its Affiliates regarding its/their licensing of an internal design to make End User Terminals, Modems and Infrastructure Equipment (technology licensing).

4.	LIMITATIONS ON LICENSE GRANTS

4.1	Jointly Owned Patents. With respect to Patents licensed herein which are owned by a Party or its Affiliates jointly with others, the Parties recognize that there are countries which require the express consent of all inventors or their assignees to the grant of licenses or rights under patents issued in such countries for such jointly owned inventions. Each Party hereby expressly gives such consent from its Affiliates and shall use all reasonable efforts to obtain such consent from its employees and its Affiliates’ employees, and from other third parties, as required to make full and effective any such licenses and rights granted to the grantee hereunder by such Party and by another licensor of such grantee.

If, in spite of such efforts, a Party is unable to obtain such consents from any such employees or third parties, the resulting inability of such Party to make full and

Ericsson – Wavecom Global Patent License Agreement
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effective its purported grant of such licenses and rights shall not be considered to be a breach of this Agreement. For the avoidance of doubt, in such a case, the licenses and rights shall be considered granted by each Party to the maximum extent possible, and, consequently, if such Party acquires a corresponding license from the employee or third party, the other Party shall be deemed licensed under the patent. To Ericsson’s reasonable knowledge, there exist no such jointly owned Licensed Patents of Ericsson at the time of the Effective Date.

4.2	Obligations to Third Parties. In the event the exercise of a license hereunder exposes the grantor or any of its Affiliates to any obligation to make a payment to a third party (other than payments between a Party and its Affiliates and its or their employees), or if the license to the grantor imposes additional obligations on the grantor, the grantor shall promptly inform the grantee of such in writing and the Parties shall, at the request of the grantor, in good faith negotiate a compensation to the grantor for such payment. If no agreement is found within a reasonable period of time agreed upon the Parties, the grantee shall refrain from exercising the license without undue delay after such negotiation fails. Each Party represents that there is, at the date of this Agreement, no such obligation to make payments with respect to any property licensed hereunder.

4.3	No Rights Against Infringers. There may be countries in which a Party hereto may have, as a consequence of this Agreement, rights against infringers of the other Party’s Patents licensed hereunder. Each Party hereby waives any such right it may have by reason of any third party’s infringement of any such Patents.

5.	RELEASE

Each Party hereby, for itself and its present Affiliates, releases the other Party and the other Party’s present and sublicensed Affiliates and all customers of such other Party and such other Party’s present and sublicensed Affiliates who have purchased or used products herein licensed to the other Party, from all claims, demands and rights of action which the first mentioned Party or any of its present Affiliates may have on account of any act of infringement or alleged infringement of any Licensed Patent prior to January 1st, 2004, provided such act would be licensed under this Agreement if it had occurred subsequent to the Effective Date.

Should Wavecom not fulfill its payment obligations in accordance with Article 7.1 A (i) of this Agreement, then this granted release by Ericsson to Wavecom shall, in addition to any possible consequences in accordance with Article 8.2, be of no effect and shall be considered void and null as if never been entered into. The release granted by Wavecom to Ericsson shall remain in full force and shall survive any termination of this Agreement.

6.	KNOW-HOW AND TRADE SECRETS

No license or other right is granted herein to either Party, directly or by implication, estoppel or otherwise, with respect to any trade secrets or know-how, and no such license or other right shall arise from the consummation of this Agreement or from any acts, statements or dealings leading to such consummation. Except as specifically provided herein, neither Party is required hereunder to furnish or disclose to the other Party any technical or other information.

Ericsson – Wavecom Global Patent License Agreement
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7.	PAYMENTS, REPORTS AND AUDIT

7.1	Royalties. In consideration of the license and the release granted herein,

A)	Wavecom hereby agrees to pay Ericsson:

(i)	A release payment for Sales of Wavecom Products made up until December 31st 2003, which equals […] and which is payable as set forth:

a)	[…] to be paid at the latest on […]; and
b)	[…] to be paid at the latest on […];
and

(ii)	A running royalty as of January 1st 2004 payable as set forth in Article 7.3 hereof and equal to:

a)	[…]% of the Net Selling Price of Wavecom Products Sold which can operate within End User Terminals;

b)	[…]% of the Net Selling Price for each of the first […] Wavecom Products Sold per year that cannot operate within End User Terminals but can operate in or with Non-Cellular Devices;

c)	[…]% of the Net Selling Price for Wavecom Products Sold above the first […] per year – as per Article 7.1 A (ii) b) – that cannot operate within End User Terminals but can operate in or with Non-Cellular Devices.

No royalty shall be due by Wavecom to Ericsson for any Wavecom Products sold to Ericsson or an Affiliate of Ericsson or as agreed otherwise at the time of negotiating the specific purchase of Wavecom Products.

B)	The license to Ericsson shall be fully paid up and not subject to any payment.

7.2	Reports. During the License Period, Wavecom shall make written reports to Ericsson for each of the following three-month periods: January-March, April-June, July-September and October-December (each a “Reported Period”). Such reports are to be made no later than one full calendar month after the end of each Reported Period (for example, by January 31st for each October-December Reported Period) and as of such dates, stating in each such report, the number, type (either Wavecom Product operating with End User Terminals or Wavecom Product operating with Non Cellular Devices) and Net Selling Price of each type of Wavecom Product Sold during the preceding Reported Period, as further specified in Appendix 1, and on which royalty is payable as provided in Article 7.1 A (ii) hereof. The first such report shall include all such Wavecom Products Sold between January 1st and June 30th, 2004. Thereafter, reports are to be made in accordance with this Article 7.2 for each year of the License Period.

In the event that no royalty payment is due for any Reported Period, Wavecom shall so report.

7.3	Payments. Ericsson shall invoice Wavecom according to Wavecom royalty reports, but failure of such shall not affect Wavecom’s liability to pay royalties hereunder. Wavecom shall pay to Ericsson the royalty as specified in Article 7.1 A (ii) no later than two full calendar months after the end of each Reported Period, i.e. no later than on February 28th, May 31st, August 31st and November 30th, for Wavecom Products Sold during the preceding Reported Period. The first payment in accordance with this Article 7.3 shall be made on August 31st 2004 and include payment for all Wavecom

Ericsson – Wavecom Global Patent License Agreement
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Products Sold during the period January 1st and June 30th 2004 in accordance with the first report mentioned Article 7.2. Thereafter, payments are to be made in accordance with this Article 7.3.

In addition, for the amounts due by Wavecom under Article 7.1 A) (i), Ericsson shall invoice Wavecom at least fifteen (15) days prior to the payment date, but failure of such shall not affect Wavecom’s liability to pay such royalties under Article 7.1 A (i).

Payments shall, in accordance with this Agreement, be made by wire transfer to the following Ericsson bank account: […].

7.4	Records and Audits. Wavecom agrees to keep records showing the sales or other disposition of Wavecom Products Sold under the license herein granted in sufficient details to enable the royalties payable hereunder by Wavecom to be determined, and further agrees to permit its books and records to be examined once per calendar year, with prior written notice to Wavecom received at least 30 days before the beginning of the audit process, to the extent necessary to verify the reports provided for in Section 7.2, such examination to be made by an independent auditor appointed by Ericsson and approved by Wavecom; such approval not to be unreasonably withheld. The cost of such audit shall be borne by Ericsson, unless such audit determines that Wavecom has underpaid the royalties due hereunder by more than […]; in which case, Wavecom shall, in addition to paying the deficiency plus late payment charges, reimburse Ericsson for the cost of such audit. Wavecom shall preserve and maintain all such books and records required for audit for a period of […] after the calendar quarter for which the books and records apply.

7.5	Conversion to Euros. To the extent that the Net Selling Price for Wavecom Products Sold is paid to Wavecom other than in Euros, Wavecom shall convert the portion of the royalty payable to Ericsson from such Net Selling Price into Euros using the monthly average of all the daily Euro foreign exchange reference rates published by the ECB (European Central Bank) for the relevant calendar month in which the Sales occur. If the transfer of or the conversion into Euros is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of Ericsson or its nominee in any commercial bank or trust company of Ericsson’s choice located in that country, prompt notice of which shall be given by Wavecom to Ericsson.

7.6	Late Payments. Wavecom shall be liable for interest on any overdue payment required to be made pursuant to Article 7.3 herein, commencing on the date such payments becomes due, at an annual rate of [..], at the close of banking on such date, or on the first business day thereafter if such date falls on a non-business day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest shall be reduced to such maximum legal rate.

7.7	Taxes. All payments required by this Agreement are exclusive of taxes, customs or any other duties, and Wavecom agrees to bear and be responsible for the payment of all such taxes, customs or other duties including, but not limited to, all sales, use, rental receipt, personal property or other taxes and their equivalents which may be levied or assessed in connection with this Agreement (excluding taxes based on Ericsson’s net income […].

7.8	[…]

Ericsson – Wavecom Global Patent License Agreement
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8.	TERM AND TERMINATION

8.1	Term. This Agreement shall commence on the Effective Date hereof and continue for the License Period unless otherwise terminated as permitted hereto.

8.2	Termination for Breach. If either Party (hereinafter referred to as the “Defaulting Party”) shall at any time materially breach any material covenant contained herein, including but not limited to, making a material false report or failing to make any royalty payment or report hereunder, and shall fail to remedy any such breach within sixty (60) days after written notice specifying such breach by the other Party, the non-defaulting Party may, at its option, terminate all licenses and rights granted herein to the Defaulting Party. All licenses and rights granted to the Party terminating the Defaulting Party’s licenses and rights shall survive.

8.3	Change of Control. In the event that […] or more of Wavecom’s ownership changes by merger, acquisition, consolidation, transfer, or otherwise, and such acquirer in such a merger, acquisition, consolidation, transfer or otherwise, is a competitor of Ericsson, Ericsson shall have the right, at Ericsson’s sole and absolute discretion, to terminate all licenses and rights granted to Wavecom or allow assignment of the Agreement. […]

8.4	Rights and obligations under this Agreement that due to its nature shall survive termination and expiration of this Agreement shall survive. For the avoidance of all doubts, the provisions of Articles 5, 8.2, 8.3, 8.4, 10, 14 and 17 shall survive any termination or expiration of this Agreement. […]

9.	WARRANTY/DISCLAIMERS

9.1	Each Party warrants that it will not assign any of its Licensed Patents that are the subject of this Agreement unless such assignment is specifically made subject to the terms of this Agreement.

9.2	Nothing contained in this Agreement shall be construed as:

A).	a warranty or representation that any manufacture, sale, lease, use or importation will be free from infringement of patents, copyrights or other intellectual property rights of others, and it shall be the sole responsibility of the licensee Party to make such determination as is necessary with respect to the acquisition of licenses under patents and other intellectual property of third parties;

B).	a warranty or representation by either Party as to the validity or scope of any Patent licensed herein;

C).	limiting the rights which the Parties have outside the scope of licenses and rights granted hereunder, or restricting the right of either Party or any of its Affiliates to make, Have Made, use, lease, Sell or otherwise dispose of any particular product or products not licensed herein;

D).	an agreement to bring or prosecute actions or suits against third parties for infringement;

E).	an obligation to furnish any manufacturing or technical information or assistance;

F).	an obligation to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force, or to provide copies of patent applications to the other Party or its Affiliates, or to disclose any inventions described or claimed in such patent applications;

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G).	conferring any right to use, in advertising, publicity or otherwise, any name, trade name, trademark, or any contraction, abbreviation or simulation thereof;

and

H).	an obligation upon either Party to make any determination as to the applicability of any patent to any product of the other Party.

9.3	Except the warranties contained in Article 9.1 above, neither Party makes any representations, extends any warranties of any kind, either express or implied, and either Party assumes no responsibilities whatever with respect to the manufacture, sale, lease, use, importation or disposition of any product or part thereof, by the other Party or any of its Affiliates or any direct or indirect supplier or vendee or other transferee of the other Party or its Affiliates.

10.	DISPUTES AND GOVERNING LAW

The validity, performance, construction and interpretation of this Agreement, shall be governed by the laws of […] without regard to its conflict of law provisions.

All disputes, differences or questions between the Parties shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, in London, England, by three (3) arbitrators, appointed in accordance with the said Rules. The arbitration proceedings shall be conducted in the English language.

The Parties undertake and agree that all arbitral proceedings conducted under this Article shall be kept confidential, and all information, documentation, materials in whatever form disclosed in the course of such arbitral proceeding shall be used solely for the purpose of those proceedings. However, the existence of such dispute shall not be subject to confidentiality.

11.	WAIVER

Neither this Agreement nor any provision hereof may be waived without the prior written consent of the Party against whom such waiver is asserted. No delay or omission by either Party to exercise any right or power shall impair any such right or power to be construed to be a waiver thereof. Consent by either Party to, or waiver of, a breach by the other Party, whether expressed or implied, shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

12.	ASSIGNMENT

Without prejudice to Article 8.3, neither this Agreement nor any licenses or rights hereunder, in whole or in part, shall be assignable or otherwise transferable by any Party without the written consent of the other Party. Any attempt to do so in contravention of this Article shall be void and of no force and effect.

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13.	SEVERABILITY

If any term, clause, provision, or part thereof, of this Agreement is invalidated or unenforceable by operation of law or otherwise, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof and the Parties shall negotiate in good faith a replacement, but legally valid, term, clause or provision that best meets the intent of the Parties.

14.	NOTICE

All notices, requests, demands, consents, agreements and other communications required or permitted to be given under this Agreement shall be in writing and shall be: (i) delivered personally; (ii) mailed to the Party to whom notice is given, by first class mail, postage prepaid, or (iii) sent by facsimile and confirmed, properly addressed with a copy to the Party’s intellectual property department (as appropriate) as follows:

ERICSSON	WAVECOM
Ericsson AB	Wavecom S.A.
Attn: Vice President & General Manager, Patent Licensing	Attn: Legal Department
Torshamnsgatan 21-23	3, esplanade du Foncet
S-16480 Stockholm	F-92442 Issy-les-Moulineaux Cedex
Sweden	France
Facsimile No.: +[…]	+[…]

Such communications shall be deemed to be received and effective (i) upon the date of delivery if delivered personally or (ii) on the date of receipt of confirmation by answer-back, in the case of airmail letter, or (iii) on the date of receipt of the post confirmation in the case of notice sent by facsimile.

The above addresses and contacts can be changed by providing notice to the other Party in accordance with this Article.

15.	NEITHER PARTY BENEFITS

This Agreement is considered to be jointly drafted and neither Party shall benefit from who actually drafted the Agreement. The relationship between the Parties is that of licensor-licensee and nothing contained in this Agreement shall be deemed to create any partnership or joint venture between the Parties.

16.	MODIFICATION/ENTIRE AGREEMENT

This Agreement sets forth the entire understanding and agreement between the Parties as to the subject matter of this Agreement and supersedes all previous communications, negotiations, warranties, representations and agreements, either oral or written, with respect to the subject matter hereof, and no addition to or modification of this Agreement shall be binding on either Party hereto unless reduced to writing and agreed upon by each of the Parties hereto.

[…]

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17.	PUBLICATION OF AGREEMENT

Except (i) as may otherwise be required by law or legal processes (including required disclosures to any governmental body having jurisdiction to request and to read the Agreement), or (ii) as reasonably necessary for performance hereunder (including disclosures to auditors and accountants representing either party), each Party shall keep the provisions of this Agreement confidential including any royalty related reports, and any customer statements as per Article 7.8 above, and shall not disclose its provisions and such reports and statements without first obtaining the written consent of the other Party. The confidentiality obligations hereunder do not apply to the existence of this Agreement.

Both Parties acknowledge that the other Party is or could be listed on both the NASDAQ and Euronext Stock Exchanges and that it may be required to make certain disclosures relating to this Agreement to the extent necessary to meet the regulatory requirements of those Exchanges, and in particular the rules of the US Securities Exchange Commission (SEC). The Parties hereby authorize each other to make such disclosures.

The Parties agree that they may make it publicly known that this Agreement has been entered into by the Parties, but neither Party shall make any press release relating to this Agreement without first having secured the other Party’s written approval of the content of the press release. Such approval shall not to be unreasonably withheld.

18.	HEADINGS

All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause or provision herein.

19.	AUTHORITY

Each signatory hereto warrants that they have obtained all necessary authorization and consents necessary to legally bind their respective Parties hereto and that by signing hereto, they create a binding commitment by such Party to the terms hereof.

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Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

IN WITNESS WHEREOF, ERICSSON AND WAVECOM HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR AUTHORIZED REPRESENTATIVES AS OF THE DAY AND YEAR WRITTEN ABOVE.

Telefonaktiebolaget L M Ericsson (publ)	Wavecom S.A.
Torshamnsgatan 21-23	3, esplanade du Foncet
S-16483 Stockholm	F-92442 Issy-les-Moulineaux Cedex
Sweden	France

By:	By:
Signature	Signature

Printed Signatory’s Name	Printed Signatory’s Name

Title	Title

Date	Date

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

APPENDIX 1

Note: This format shall be used for the quarterly royalty reports to be prepared in accordance with section 7.2 of this Agreement.

ROYALTY REPORT

(In accordance with Article 7.2 of the Global Patent Licensee Agreement between Telefonaktiebolaget L M Ericsson and Wavecom S.A. entered into on July 1st, 2004).

Royalty report for the Reported Period between [year and date] through [year and date].

Wavecom Product type	Quantities of Units Sold subject to royalty	Applicable Royalty Rates (based on Product Net Selling Price)	Net Selling Prices	Total royalty amounts
Wavecom Product operating with End User Terminals		[…]	€	€
Wavecom Product operating with Non-Cellular Devices		[…]	€ €	€ €
Grand Total		N/A	€	€

For this royalty report, the following Wavecom Products are subject to the royalties in Article 7.1: [Module WISMO QUIK Q –– ; Module WISMO PAC P –– ; Modem FASTRACK M-- ; Modem INTEGRA M-- ; etc].

The undersigned hereby warrants that the foregoing represents an accurate and complete record of all royalties due and payable by Wavecom for the Reported Period specified above.

Wavecom S.A.
V.A.T. No.: FR44 391 838 042

Signature: ____________________
Print name:
Title:
Date:

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

APPENDIX 2

1.	EP-598863 A method of traffic channel assignment in a mobile telecommunication system (Nordstrand, Bodin)
Australia	Patent No. 662225
Belgium	Patent No. EP-598863
Denmark	Patent No. EP-598863
Finland	Patent No. 0111593
France	Patent No. EP-598863
Germany	Patent No. 69313077
Great Britain	Patent No. EP-598863
Greece	Patent No. EP-598863
Hong Kong	Patent No. 001947
Italy	Patent No. EP-598863
Luxembourg	Patent No. EP-598863
Netherlands	Patent No. EP-598863
New Zeeland	Patent No. 251790
Spain	Patent No. EP-598863
Sweden	Patent No. 470152
Switzerland	Patent No. EP-598863
Taiwan	Patent No. NI-072935

2.	US-5193140 Excitation pulse positioning method in a linear predictive speech coder (Minde)
Australia	Patent No. 629637
Brazil	Patent No. 9006761
Canada	Patent No. 2032520
Chile	Patent No. 38439
China	Patent No. 90103654-4
Finland	Patent No. 101753
France	Patent No. EP-397628
Germany	Patent No. 69012419
Great Britain	Patent No. 0397628
Ireland	Patent No. 66681
Italy	Patent No. EP-397628
Japan	Patent No. 3054438
Korea	Patent No. 095842
Mexico	Patent No. 177887
Netherlands	Patent No. EP-397628
Saudi Arabia	Pending
Singapore	Patent No. 1633
Spain	Patent No. 2060132
Sweden	Patent No. 8901697-6
Taiwan	Patent No. NI-044797
United States	Patent No. 5193140
Venezuela	Pending

3.	US-5327576 Handoff of a mobile station between half rate and full rate channels (Uddenfeldt, Hermansson)
Australia	Patent No. 8261991
Canada	Patent No. 2049712
Denmark	Patent No. EP-472511
France	Patent No. EP-472511
Germany	Patent No. EP-472511
Great Britain	Patent No. EP-472511
Greece	Patent No. EP-472511
Hong Kong	Patent No. 1003/97
Italy	Patent No. EP-472511
Japan	Patent No. 3081681
Korea	Patent No. 222631
Mexico	Patent No. 180069
Netherlands	Patent No. EP-472511
Spain	Patent No. 2101736
Sweden	Patent No. EP-472511
Taiwan	Patent No. NI-58829
United States	Patent No. 5327576

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

4.	US-5487071 Radio link failure (Nordstrand, Bodin)
Australia	Patent No. 658489
Austria	Patent No. EP-578810
Belgium	Patent No. EP-578810
Denmark	Patent No. EP-578810
Finland	Patent No. 108328
France	Patent No. EP-578810
Germany	Patent No. 69324308-2-08
Great Britain	Patent No. EP-578810
Greece	Patent No. EP-578810
Hong Kong	Patent No. EP-578810
Indonesia	Patent No. ID0002167
Italy	Patent No. EP-578810
Japan	Patent No. 3210669
Luxembourg	Patent No. EP-578810
Malaysia	Patent No. 109080-A
Netherlands	Patent No. EP-578810
Norway	Patent No. 308979
Spain	Patent No. EP-578810
Sweden	Patent No. 469736
Switzerland	Patent No. EP-578810
Taiwan	Patent No. NI-084982
Ukraine	Patent No. 32528
United States	Patent No. 5487071

5.	US-5757813 Method for achieving optimal channel coding in a communication system (Raith)
United States	Patent No. 5757813

6.	US-5781858 Method and arrangement for handling and inspecting supplementary services intended for a mobile telephone unit (Lantto et al)
Japan	Patent No. 3394779
Sweden	Patent No. 518690
United States	Patent No. 5781858

7.	US-5987139 Method for encryption of information (Bodin)
Australia	Patent No. 712649
Canada	Pending
China	Patent No. 96197264-5 (Appl. No. 1198278)
France	Patent No. EP-872078
Germany	Patent No. EP-872078
Great Britain	Patent No. EP-872078
Italy	Patent No. EP-872078
Japan	Patent No. 3258670
Korea	Patent No. 406245
New Zeeland	Patent No. 318911
Russian Fed.	Patent No. 2173505
Spain	Patent No. EP-872078
Sweden	Patent No. 506619
United States	Patent No. 5987139

8.	US-6002936 System and method for informing network of terminal-based positioning method capabilities (Hayes et al)
Australia	Patent No. 755680
China	Patent No. 99805946-3
Germany	Patent No. EP-1062825
Great Britain	Patent No. EP-1062825
Israel	Pending
Italy	Patent No. EP-1062825
United States	Patent No. 6002936

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

9.	a) US-6029125 Reducing sparseness in coded speech signals (Hagen et al)
b) US-6301556 Reducing sparseness in coded speech signals (Hagen et al)
Australia	Patent No. 753740
Brazil	Pending
Canada	Pending
China	Patent No. 98808782-0 (Publ. No. 1276898)
Finland	Pending
France	Patent No. EP-1008141
Germany	Patent No. EP-1008141
Great Britain	Patent No. EP-1008141
Italy	Patent No. EP-1008141
Japan	Patent No. 3464450
Korea	Patent No. 417351
Mexico	Pending
Russian Fed.	Pending
Singapore	Patent No. 70917
Taiwan	Patent No. 116215
United States	Patent No. 6029125
United States	Patent No. 6301556

10.	a) US-6058359 Speech coding including soft adaptability feature (Hagen et al)
b) US-6564183 Speech coding including soft adaptability feature (Hagen et al)
China	Pending Appl No. 99803640-4
France	Patent No. EP-1058927
Germany	Patent No. EP-1058927
Great Britain	Patent No. EP-1058927
Japan	Patent No. 3378238
United States	Patent No. 6058359
United States	Patent No. 6564183

11.	US-6064888 Method and system for determining position of mobile radio terminals (Lundqvist et al)
Canada	Pending
China	Patent No. 98813330
Germany	Patent No. EP-1034678
Great Britain	Patent No. EP-1034678
Spain	Patent No. EP-1034678
United States	Patent No. 6064888

12.	US-6192335 Adaptive combining of multi-mode coding for voiced speech and noise-like signals (Ekudden et al)
Argentina	Pending
Australia	Pending
Brazil	Pending
Canada	Pending
China	Pending Appl. No. 99812785-X
Finland	Patent No. EP-1114414
France	Patent No. EP-1114414
Germany	Patent No. EP-1114414
Great Britain	Patent No. EP-1114414
India	Pending
Italy	Patent No. EP-1114414
Japan	Patent No. 3483853
Korea	Patent No. 421648
Malaysia	Pending
Mexico	Pending
Russian Fed.	Patent No. 22235555
Singapore	Patent No. 79451
South Africa	Patent No. 2001/1666
Taiwan	Patent No. NI-134156
United States	Patent No. 6192335

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

13.	US-6215798 Multi-frame synchronization for parallel channel transmissions (Carneheim et al)
Australia	Patent No. 753790
Brazil	Pending
Canada	Pending
France	Patent No. EP-935867
Germany	Patent No. EP-935867
Great Britain	Patent No. EP-935867
Hungary	Pending
Japan	Patent No. 3471346
Korea	Patent No. 423027
South Africa	Patent No. 97/9449
Taiwan	Patent No. NI-100460
United States	Patent No. 6215798

14.	US-6424938 Complex signal activity detection for improved speech/noise classification of an audio signal (Johansson et al)
Argentina	Pending
Australia	Patent No. 76409
Brazil	Pending
Canada	Pending
China	Pending Appl. No. 99813625/5
Finland	Pending
France	Pending
Germany	Pending
Great Britain	Pending
India	Pending
Italy	Pending
Korea	Pending
Malaysia	Pending
Mexico	Pending
Russian Fed.	Pending
South Africa	Patent No. 2001/3150
Taiwan	Patent No. NI-151661
United States	Patent No. 6424938

15.	US-6275798 Speech coding with improved background noise reproduction (Johansson et al)
Canada	Pending
China	Pending Appl. No. 99810944-4
Finland	Pending
France	Pending
Germany	Pending
Great Britain	Pending
Italy	Pending
Japan	Pending
Korea	Pending
Malaysia	Pending
Sweden	Pending
United States	Patent No. 6275798

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

16.	US-6452941 Method and system for alternating transmission of codec mode information (Bruhn)
Australia	Patent No. 767613
Brazil	Pending
Canada	Pending
China	Pending Appl. No. 99814439-8
EPO	Pending Appl. No. 99951303-9
India	Pending
Japan	Pending
Korea	Pending
Mexico	Pending
Russian Fed.	Pending
Singapore	Patent No. 79573
South Africa	Patent No. 20011998
United States	Patent No. 6452941

17.	US-6334052 Subscription-based mobile station idle mode cell selection (Nordstrand)
Australia	Patent No. 741961
Brazil	Pending
China	Pending
EPO	Pending Appl. No. 98909909-8
Hong Kong	Pending
India	Pending
Japan	Pending
Korea	Pending
Malaysia	Pending
Turkey	Pending
United States	Patent No. 6334052

18.	US-5590133 Apparatuses and mobile stations for providing packet data communication in digital TDMA cellular systems (Billström et al)
Australia	Patent No. 675898
Canada	Pending
China	Patent No. 1117335
Finland	Pending
France	Patent No. EP-683963
Germany	Patent No. EP-683963
Great Britain	Patent No. EP-683963
Greece	Patent No. EP-683963
Hong Kong	Patent No. 683963
Italy	Patent No. EP-683963
Japan	Patent No. 3426225
Korea	Patent No. 353773
Mexico	Patent No. 189602
Netherlands	Patent No. EP-683963
Singapore	Patent No. 43755
Spain	Patent No. EP-683963
Taiwan	Patent No. NI-078115
United States	Patent No. 5590133

19.	US-5768267 Method for system registration and cell reselection (Raith et al)
Australia	Patent No. 715222
Canada	Pending
China	Patent No. 96198838-X
Great Britain	Patent No. 2321369
Mexico	Patent No. 202594
United States	Patent No. 5768267

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

20.	US-5784362 Temporary frame identification for ARQ in a reservation-slotted-ALOHA type of protocol (Turina)
Australia	Patent No. 707346
Canada	Pending
China	Patent No. 1187929
France	Patent No. EP-821860
Germany	Patent No. EP-821860
Great Britain	Patent No. EP-821860
Italy	Patent No. EP-821860
Japan	Patent No. 3357067
Korea	Patent No. 10-414510
Netherlands	Patent No. EP-821860
Norway	Pending
Russian Fed.	Patent No. 2161873
Singapore	Patent No. 46092
United States	Patent No. 5784362

21.	US-5806007 Activity control for a mobile station in a wireless communication system (Raith et al)
Brazil	Patent No. PI9611104-6
Canada	Pending
China	Pending Appl. No. 96198841-X
Germany	Patent No. 19681600
Great Britain	Patent No. 2320993
Hong Kong	Patent No. 1015109
Japan	Pending
Mexico	Patent No. 202901
United States	Patent No. 5806007

22.	US-5930241 Centralized radio control in a mobile communication system wherein an operator can select either the fixed network or the mobile to control the radio traffic therebetween (Fried)
Australia	Patent No. 746818
Brazil	Pending
Canada	Pending
China	Patent No. 98803413-1
France	Patent No. EP-953264
Germany	Patent No. EP-953264
Great Britain	Patent No. EP-953264
Hungary	Pending
India	Pending
Italy	Patent No. EP-953264
Japan	Patent No. 3395978
Korea	Patent No. 415355
Mexico	Pending
Netherlands	Patent No. EP-953264
South Africa	Patent No. 98/0217
Taiwan	Patent No. NI-116583
United States	Patent No. 5930241

23.	US-6097717 Access grant notification (Turina, Billström)
Australia	Patent No. 705334
Canada	Patent No. 2216400
China	Patent No. 1090436
France	Patent No. EP- 872144
Germany	Patent No. EP- 872144
Great Britain	Patent No. EP- 872144
Italy	Patent No. EP- 872144
Japan	Patent No. 3357066
Korea	Pending
Norway	Pending
Russian Fed.	Patent No. 2150794
Singapore	Patent No. 45599
Spain	Patent No. EP- 872144
Sweden	Patent No. 504049
United States	Patent No. 6097717

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

24.	US-6167031 Method for selecting a combination of modulation and channel coding schemes in a digital communication system (Olofsson, Thielecke)
Brazil	Pending
Canada	Pending
China	Pending Appl. No. 98810509-8
France	Patent No. EP-1010288
Germany	Patent No. EP-1010288
Great Britain	Patent No. EP-1010288
India	Pending
Japan	Patent No. 3375943
Mexico	Pending
Taiwan	Patent No. NI-123578
United States	Patent No. 6167031

25.	US-6208628 Method for providing a unique temporary identification of a mobile station (Monrad, Gangsöy)
Australia	Patent No. 723470
Belgium	Patent No. EP-859531
Brazil	Pending
Canada	Pending
China	Patent No. 1243650
Finland	Patent No. EP-859531
France	Patent No. EP-859531
Germany	Patent No. EP-859531
Great Britain	Patent No. EP-859531
Indonesia	Pending
Italy	Patent No. EP-859531
Malaysia	Pending
Netherlands	Patent No. EP-859531
Norway	Pending
South Africa	Patent No. 9800074
Spain	Patent No. EP-859531
Taiwan	Patent No. NI-112610
United States	Patent No. 6208628
Venezuela	Patent No. 58685

26.	US-6473506 Signaling using phase rotation techniques in a digital communications system (Höök)
Australia	Patent No. 764818
Canada	Pending
China	Pending
EPO	Pending Appl. No. 99943179-4
Japan	Pending
Korea	Pending
United States	Patent No. 6473506

27.	US-6208663 Method and system for block ARQ with reselection of FEC coding and/or modulation (Schramm)
Australia	Patent No. 751651
Brazil	Pending
Canada	Pending
China	Patent No. 98810573
EPO	Pending Appl. No. 98941974-2
Hong Kong	Pending
Indonesia	Pending
Korea	Pending
Malaysia	Pending
Mexico	Pending
Taiwan	Patent No. 115401
Thailand	Pending
United States	Patent No. 6208663

Ericsson – Wavecom Global Patent License Agreement
CONFIDENTIAL

28.	US-6502063 Method and apparatus for recursive filtering of parallel intermittent streams of unequally reliable time discrete data (Eriksson)
Brazil	Pending
Canada	Pending
EPO	Pending Appl. No. 00983628-9
Mexico	Pending
United States	Patent No. 6502063